Exhibit 8.1

SIDLEY AUSTIN LLP 1001 PAGE MILL ROAD BUILDING 1 PALO ALTO, CALIFORNIA 94304 +1 650 565 7000 +1 650 565 7100 FAX AMERICA • ASIA PACIFIC • EUROPE

October 18, 2023

c/o 7GC & Co. Holdings Inc.

388 Market Street, Suite 1300

San Francisco, CA 94111

Ladies and Gentlemen:

We have acted as counsel to 7GC & Co. Holdings Inc., a Delaware corporation, (“7GC”), in connection with the business combination transactions (the “Business Combination”) described in the Agreement and Plan of Merger and Reorganization (the “Original Merger Agreement”), by and among Banzai International, Inc., a Delaware corporation (“Banzai”), 7GC Merger Sub I, Inc., a Delaware corporation and an indirect wholly owned subsidiary of 7GC (“First Merger Sub”), and 7GC Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of 7GC (together with First Merger Sub, the “Merger Subs”), as amended by the Amendment to Agreement and Plan of Merger, dated as of August 4, 2023, by and between 7GC and Banzai (together with the Original Merger Agreement, the “Merger Agreement”). Unless otherwise defined, capitalized terms used herein have the meanings assigned to them in the Registration Statement on Form S-4 of 7GC, dated as of August 30, 2023 (as amended through the date hereof, the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

In rendering the opinion set forth below:

(a) we have examined and relied upon the Registration Statement, the Merger Agreement (including all exhibits and attachments thereto) (the Registration Statement, together with the Merger Agreement, and the Ancillary Documents, the “Combination Documents”), and such other agreements, instruments, documents and records as we have deemed necessary or appropriate for the purposes of this opinion letter;

(b) we have assumed, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies, (iv) the legal capacity of all natural persons executing documents, (v) the genuineness of signatures, (vi) the due authorization, execution and delivery of the Combination Documents, (vii) the valid existence and good standing of all parties to the Combination Documents, and (viii) the validity, binding effect, and enforceability of the Combination Documents;

Sidley Austin (CA) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

(c) we have assumed, with your permission, and are relying on without independent investigation, that (i) all covenants, representations and other undertakings set forth in the Combination Documents have been or will be performed in accordance with the terms thereof, (ii) the transactions contemplated by the Merger Agreement have been or will be consummated in accordance with the terms thereof and applicable corporation laws (including the DGCL), (iii) none of the terms and conditions contained in the Merger Agreement have been or will be waived or modified, and (iv) aside from the Combination Documents, there are no other written or oral agreements or arrangements between the parties regarding the Business Combination or the Transactions; and

(d) we have examined and relied upon, and have assumed, without independent investigation or inquiry, the accuracy of (at the First Effective Time and Second Effective Time), all statements regarding factual matters, representations, warranties and covenants contained in the Combination Documents, without regard to any qualification as to knowledge, belief or intent or future event.

No assurance can be given as to the effect on the opinion set forth below if any of the foregoing assumptions is or becomes inaccurate.

Based solely upon and subject to the foregoing, we are of the opinion that the discussion set forth in the Registration Statement under the heading “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” constitutes in all material respects a fair and accurate summary of the material U.S. federal income tax consequences of (i) the exercise by holders of 7GC Class A Common Stock of their redemption rights in connection with the Business Combination and (ii) the ownership and disposition of shares of New Banzai Common Stock following the Business Combination, subject to the qualifications set forth therein. The U.S. federal income tax consequences of the foregoing will depend upon that holder’s particular situation and we express no opinion as to the completeness of the discussion set forth in “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” as applied to any particular holder.

This opinion is based upon the Code, the Treasury Regulations thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof. It should be noted that such laws, Treasury Regulations, judicial decisions, administrative interpretations and other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein, could affect our conclusions herein. No assurance can be given that the Internal Revenue Service will agree with this opinion or that, if the Internal Revenue Service were to take a contrary position, such position would not ultimately be sustained by the courts.

We inform you that any United States federal income tax advice contained in this opinion is limited solely to the United States federal income tax issues addressed in the opinion. Other than as expressly stated above, we express no opinion regarding the tax treatment of the Business Combination or any of the Transactions under the laws of the United States or any state or local government within the United States or under the laws of any foreign country. Additionally, we express no opinion regarding any other tax consequences of the Business Combination or any of the Transactions, or on any issue relating to New Banzai, Banzai, the Merger Subs, or 7GC or, in each case, to any investment therein or under any other law.

The opinions set forth above are expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the matters stated, represented or assumed herein or any subsequent changes in applicable law or interpretations thereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention with respect to the opinions expressed above, including any changes in applicable law that may hereafter occur.

This opinion letter is rendered only as of the date hereof and could be affected by changes in facts, circumstances or the law, or other events or developments that hereafter may occur or be brought to our attention. We assume no responsibility to advise you or any other person of any such change, event or development.

In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we consent to filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Commission.

Sincerely,

/s/ Sidley Austin LLP

Sidley Austin LLP